EXHIBIT 99.3

FOR IMMEDIATE RELEASE

David S. Kay to Become President of American Realty Capital Properties

New York, New York, December 10, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that David S. Kay will become President on Monday, December 16, 2013. As previously announced, Mr. Kay will join Nicholas S. Schorsch, Executive Chairman and Chief Executive Officer, Lisa Beeson, Chief Operating Officer, and Brian S. Block, Chief Financial Officer, as part of ARCP’s expected self-managed executive management team. ARCP has undertaken to become self-managed not later than the closing of its pending merger with Cole Real Estate Investments, Inc.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP, commented, “With the addition of David Kay, as our President, we believe we have successfully solidified our leadership team. David will immediately assume a leadership role in overseeing the integration of CapLease, ARCT IV and Cole into our leading net lease enterprise. Additionally, we would like to acknowledge Mike Weil for his stewardship as President to date; Mike will remain a director of ARCP.”

Prior to his appointment, Mr. Kay served as Chief Investment Officer and Chief Financial Officer of Capital Automotive Real Estate Services, Inc. (“Capital Automotive”), a specialty finance company for automotive retail real estate, whose predecessor, Capital Automotive REIT, Mr. Kay co-founded in October 1997. As Chief Financial Officer, Mr. Kay directed Capital Automotive’s initial public offering in 1998, raising $370 million, and completed nearly $3 billion of real estate acquisitions in the following seven years. In December 2005, Mr. Kay led Capital Automotive through a nearly $4 billion privatization transaction. In each of 2009 and 2011, Mr. Kay oversaw two recapitalizations totaling $3.7 billion of the Company's debt. Prior to forming Capital Automotive REIT, Mr. Kay was employed by the public accounting firm of Arthur Andersen LLP for approximately 10 years. While at Arthur Andersen LLP, Mr. Kay provided clients with consultation regarding mergers and acquisitions, business planning and strategy, and equity financing. Mr. Kay also has extensive experience in capital formation, roll-up transactions, and public offerings. Mr. Kay is a member of the board of directors of Summit Hotel Properties, Inc. (NYSE: INN), a premium-branded limited-service and select-service hotel investment company. Mr. Kay received a B.B.A. from James Madison University where he is currently a member of the Executive Advisory Board of the Business School and a member of the Board of the Center for Entrepreneurship. He is also active in many charitable foundations and organizations.

In light of his pending start date, Mr. Kay commented, “I look forward to joining the strong leadership team at ARCP, and I am focused on guiding the operations of the company in helping to navigate its dynamic capital markets activity and build shareholder value.”

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)